Exhibit 10.32

January 27, 2021

Dan Robson

EnvisionRxOptions

Canyon Falls Corporate Center

8957 Canyon Falls Blvd.

Twinsburg, OH 44087

Re:Separation of Employment

Dear Dan:

This letter agreement (this “Agreement”) confirms our understanding and agreement with respect to your separation of employment with Rite Aid Corporation and its subsidiaries, including RxOptions, LLC (the “Company,” and together with you, the “Parties”). Capitalized terms not otherwise defined herein will have the meanings attributed to them in your employment agreement with the Company, dated effective as of December 12, 2019 (the “Employment Agreement”).

1.Separation of Employment. Your last day of employment with the Company shall be January 27, 2021 (the “Separation Date”).  As of the Separation Date, you irrevocably resign from all positions you currently hold with the Company and its subsidiaries and affiliates, including as President, and agree to execute any additional documents required by the Company to effectuate such resignations.  You agree that, following the Separation Date, you will not represent yourself to be associated in any capacity with the Company, Rite Aid or any of their respective subsidiaries or affiliates.
2.Accrued Benefits, Severance.
(a)Whether or not this Agreement becomes effective pursuant to its terms, the Company will pay you the Accrued Benefits set forth on Appendix A hereto, less all applicable withholdings and deductions.
(b)Provided that this Agreement becomes effective on the Release Effective Date (as defined in Section 5(c) below) and you remain in compliance with this Agreement at all times, the Company will pay you the severance payments and benefits set forth on Appendix A items 2(b) through 2(e), at the time and in the form set forth on Appendix A (the “Release Consideration”), less all applicable withholdings and deductions.
3.Release.
(a)You hereby release, discharge and forever acquit the Company, Rite Aid and their respective affiliates and subsidiaries and each of their past, present and future stockholders, directors, employees, agents, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected  (collectively, “Claims”) which you or your heirs, executors, administrators,

Exhibit 10.32
spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Agreement, including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Ohio Civil Rights Act, the Ohio Equal Pay Statute, the Ohio Wage Payment Anti-Retaliation Statute, the Ohio Workers' Compensation Anti-Retaliation Statute, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas Wage Payment Act, the Kansas Minimum Wage and Maximum Hours Law, and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and you, including, without limitation, the Employment Agreement, between you and the Company and any incentive compensation plan or equity plan with any Company Party. Notwithstanding the above, this release does not extend to (A) claims for Accrued Benefits; (B) claims for worker’s compensation benefits or for an occupational disease; (C) any whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act; (D) claims to require the Company to honor its commitments set forth in this Agreement; (E) claims to interpret or to determine the scope, meaning or effect of this Agreement; (F) claims for indemnification and officers and directors liability insurance coverage under Section 4.6 of the Employment Agreement, the Company’s charter, by-laws or applicable law; and/or (G) claims that cannot be waived as a matter of law pursuant to federal, state, or local law (collectively, clauses (A) through (G) are the “Excluded Claims”).
(b)You further acknowledge and agree that, except with respect to the  Excluded Claims, and the payments and benefits set forth on Appendix A as referenced in Section 2 of this Agreement, the Company Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Party, and that no further payments or benefits are owed to you by the Company or any other Company Party.
(c)You represent and warrant that you have no known workplace injuries or occupational diseases, have been provided and/or have not been denied any leave or reasonable accommodation under applicable disability or leave laws, and have faced no reprisal or retaliation for exercising your right to any leave and/or reasonable accommodation.  You further represent and warrant that, except as set forth on Appendix B, you are not aware of, or suspect, any wrongdoing (including, without limitation, violation of the Company’s code of conduct or any Company policy) or illegal activity by the Company or any of its subsidiaries or affiliates
4.Attorney Consultation; Voluntary Agreement.  You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing before signing this Agreement, (b) you have been given the opportunity to seek the advice of counsel, (c) you have carefully read and fully understand all of the provisions of this Agreement, including the release in Section 3 (the “Release”), (d) the Release specifically applies to any rights or claims you may have against the Company Parties pursuant to the ADEA, (e) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, including the payments and benefits referenced in items 2(a) through 2(e) of Appendix A of this Agreement and (f) you have the full power, capacity and authority to enter into this Agreement.

Exhibit 10.32

5.Review and Revocation Period.
(a)You have twenty-one (21) days following your receipt of this Agreement to review its terms, including the Release, and to reflect upon them and consider whether you want to sign it, although you may sign it sooner. You understand and agree that you may consent to this Agreement, including the Release, by signing and returning this Agreement within the applicable time frame to Executive Vice President, Secretary and General Counsel, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, PA 17011 or by e-mail at paul.d.gilbert@riteaid.com.
(b)You may revoke your consent to the Release within the seven day period beginning on the date you execute this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by you and delivered to the Company at the above address before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.
(c)In the event of such revocation by you, the Release shall be of no force or effect, and you will not have any rights and the Company will not have any obligations under Section 2(b) of this Agreement. Provided that you do not revoke your consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth (8th) calendar day after the date upon which you execute this Agreement (the “Release Effective Date”).
6.Restrictive Covenants. You acknowledge and agree that the confidentiality obligations and the restrictive covenants and agreements set forth in Sections 6 and 7 of the Employment Agreement, respectively, and any other written restrictive covenants and confidentiality agreements in effect with the Company, are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect.  You agree to keep the contents of this Agreement strictly confidential except as necessary to obtain the advice of your tax and legal advisors.
7.Cooperation.
(a)You agree that, at mutually agreeable times, you will meet with representatives of the Company, or its respective parent or subsidiary company representatives and provide any information you acquired during the course of your employment relating in any way to any legal disputes involving the Company. You further agree that you will cooperate fully with the Company relating to any such litigation matter or other legal proceeding in which you were involved or on which you have knowledge by virtue of your employment with the Company, including any existing or future litigation or other legal proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems your cooperation necessary. You will be entitled to reimbursement by the Company of reasonable costs and expenses incurred by you in connection with complying with your obligations under Section 7(a) of this Agreement.
(b)You agree that, for a period of 6 months following the Separation Date, you will make yourself available to respond to a reasonable number of phone inquiries in connection with matters on which you were involved in prior to the Separation Date (the “Transition Services”).  The Company shall compensate you for your time spent on any Transition Services at a rate of $250.00 per hour.  You agree to timely submit, in accordance with the Company's policies, monthly invoices indicating the hours during which you provided the Transition Services to the Company during such month, and payment by the Company shall occur as soon as administratively possible after receipt.
8.Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically (“Disparaging Remarks”), about the Company or

Exhibit 10.32

any of the other Company Parties and their respective products and services.  The Company agrees to instruct members of its senior management team not to, for as long as such individuals remain affiliated with the Company, make any Disparaging Remarks about you; provided, however, that nothing in this Section 8 shall prohibit you from (a) making truthful and accurate statements or disclosures that are required by applicable law or legal process; (b) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization; or (c) exercising protected rights to the extent that such rights, by law, cannot be waived by agreement.
9.Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (I) file any document containing the trade secret under seal and (II) do not disclose the trade secret except pursuant to court order. Nothing in this Agreement or any other agreement you have with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement you have with the Company will prohibit or restrict you from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.  The Company agrees that you may provide only a copy of sections 6 and/or 7 of your Employment Agreement to any potential employer for the sole purpose of informing potential employers of these continuing obligations pursuant to your Employment Agreement and only after potential employers agree to maintain the confidentiality of these sections of your Employment Agreement.  The Company has no objection to you verbally informing any potential employer of the content of sections 6 and/or 7 of your Employment Agreement.
10.No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or any of the Company Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
11.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same Agreement. A faxed or .pdf-ed signature will operate the same as an original signature.
12.Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. You may not assign this Agreement, except with respect to the rights provided under Section 2 of this Agreement, which will inure to the benefit of your heirs, executors and administrators. In the event of your death at any time, your estate will receive all unpaid payments and benefits due you under this Agreement, including under Appendix A.
13.Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions will not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application

Exhibit 10.32

thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
14.Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.
15.Entire Agreement/No Oral Modifications. This Agreement constitutes the entire agreement between you and any of the Company Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, arrangements or agreements relating thereto, whether written or oral, including but not limited to the Employment Agreement, provided, however, that Section 4.6 of the Employment Agreement shall survive the Separation Date, and Sections 6 and 7 of the Employment Agreement shall remain in effect, for the duration and on the terms set forth therein. You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

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Exhibit 10.32

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the dates indicated below.

Rite Aid Corporation	Dan Robson

By: /s/ Paul D. Gilbert Name: Paul D. Gilbert Title: EVP, Secretary & General Counsel Date: February 15, 2021	/s/ Dan Robson Dan Robson Date: February 15, 2021

Exhibit 10.32

APPENDIX A

ACCRUED BENEFITS AND SEVERANCE BENEFITS

Accrued Benefits: The Company will pay or provide to you, to the extent not previously paid: (i) your Base Salary earned through the Separation Date; (ii) any reimbursements owed to you pursuant to Section 4.2 of the Employment Agreement; and (iii) the amounts accrued and credited to your account under the Company’s 401(k) Savings Plan, and other applicable tax-qualified retirements plans in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Accrued Benefits”). You acknowledge that there is no accrued or unpaid vacation payable to you under the Employment Agreement or the Company’s unlimited paid time off policy.

Severance Benefits: You will be paid or provided with the following payments/benefits in accordance with Section 2(b) of this Agreement:

The gross amount of $550,000 representing one times your Base Salary, payable in equal installments over the one-(1) year period following the Release Effective Date in accordance with the Company’s regular payroll practices, commencing with the Company’s first regular payroll date that occurs after the Release Effective Date.

Your annual bonus for CY 2020 based on actual performance following a determination by the Compensation Committee (or the Board) that the Company has achieved or exceeded its annual performance targets under the Management Incentive Plan (“MIP”) for the fiscal year, paid the later of (i) at the same time as annual performance bonus amounts are paid to the Company’s similarly situated associates generally in respect of CY 2020 or (ii) the Company’s first regular payroll date that occurs after the Release Effective Date. You will also receive a pro rata annual bonus for CY 2021 (for your 2021 period of employment) based on actual performance following a determination by the Compensation Committee (or the Board) that the Company has achieved or exceeded its annual performance targets under the MIP for the fiscal year, paid at the same time as annual performance bonus amounts are paid to the Company’s similarly situated associates generally in respect of CY 2021.

Accelerated vesting with respect to those stock options and time-vesting restricted stock awards that would have vested within the one (1) year period following the Separation Date, as shown below:

Dan Robson (LTIP Detail)
Award Date	Award Type	# Shares/Units
7/17/2019	RSA	2,933
12/16/2019	RSA	21,633
7/8/2020	RSA	10,336

The RSAs eligible for accelerated vesting (as shown) per the Employment Agreement will accelerate upon the Release Effective Date. Except as provided above, all

Exhibit 10.32

outstanding RSAs and performance cash awards have been forfeited as of the Separation Date.

A lump sum payment of $16,282.08 representing the cost of COBRA continuation health and dental coverage for you and your immediate family for a period of one (1) year following the Separation Date, paid as soon as practicable but in any event within thirty (30) days following the Release Effective Date. Your actual COBRA coverage is contingent on your COBRA election and compliance with applicable requirements.

$45,205, representing thirty (30) days’ Base Salary, payable in a lump sum as soon as practicable following the Release Effective Date in accordance with the Company’s regular payroll schedule.

Additional consideration of $25,000, payable in a lump sum as soon as practicable following the Release Effective Date in accordance with the Company’s regular payroll schedule.